Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

RESEARCH AGREEMENT

Between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

And

NEWHYDROGEN, INC.

This Research Agreement (“Agreement”) is entered into on this 1st day of August, 2023 (“Effective Date”) by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California Constitutional corporation, on behalf of its Santa Barbara campus, hereinafter called “University,” and NEWHYDROGEN, INC., a Nevada corporation, having a principal place of business at 27936 Lost Canyon Rd, Suite 202, Santa Clarita, CA 91387, hereinafter called “Sponsor.”

WHEREAS, University is a non-profit organization dedicated, in part, to engaging in high quality research activities for the advancement of knowledge and benefit of the public; and

WHEREAS, the research project contemplated by this Agreement is of mutual interest and benefit to both the University and Sponsor, and is consistent with the research and educational objectives of the University.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.	Statement of Work

University, through its Principal Investigators, shall use reasonable efforts to perform the research activities set forth in the Statement of Work attached hereto as Exhibit A, which is hereby incorporated in full by reference. Sponsor acknowledges and agrees that University cannot guarantee the results of any of its research activities, and that minor deviations from the Statement of Work may occur to further the scientific goals of the Statement of Work.

Sponsor understands that University may be involved in similar research on behalf of itself and others. University shall be free to continue such research provided that it is conducted separately from the Statement of Work and Sponsor shall not gain any rights via this Agreement to such other research.

2.	Term of the Agreement

The term of this Agreement shall be from August 1, 2023 through July 31, 2025.

The term of this Agreement may be extended at no additional cost to Sponsor by amendment to this Agreement or through written approval from Sponsor’s Authorized Representative.

3.	Cost to Sponsor

The cost to Sponsor for University’s performance hereunder shall not exceed $[***]. This Agreement shall be performed on a cost- reimbursement basis. When expenditures reach the above amount, Sponsor will not be required to fund, and University will not be required to perform additional work hereunder unless by mutual agreement of the parties. It is understood that the funds provided by Sponsor which are not used in a particular budget period may be used in subsequent budget periods, and that the Principal Investigator may transfer funds within the budget as needed without Sponsor’s approval, as long as such transfers do not effect a change in the research described in the Statement of Work.

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4.	Payment

Advance payments will be made to University by Sponsor in accordance with Article 3 and the Payment Schedule attached hereto as Exhibit B, which is hereby incorporated in full by reference.

To ease administrative burden, please note that no invoice will be sent by University to prompt the payments due under this Agreement. Payment may be made by check or by wire transfer, and shall be made payable to The Regents of the University of California.

If payment is made by check, it shall be sent to:

University of California, Santa Barbara
Cashier’s Office
SAASB Building, Room 1212
Santa Barbara, California 93106-2003

For check payments, there must be notation of Principal Investigator last name and “EMF” in the reference/memo line of the check.

If payment is made via wire transfer, it shall be made to:

Bank of America
Global Client Services
Building A, 10th Floor
1655 Grant Street
Concord, CA 94520
ABA/Routing Number: 0260-0959-3
Account Number: 0780500030
SWIFT Code: BOFAUS3N

For wire transfers, Sponsor name and Principal Investigator last name must be referenced. Sponsor shall be responsible for all wire transfer fees.

In the event that Sponsor issues a purchase order in connection with this Agreement, the terms and conditions of such purchase order shall not be applicable to this Agreement regardless of their incorporation into the purchase order by reference nor through any order of precedence clause within the purchase order document. Additionally, Sponsor is responsible for any additional charges associated with maintaining an account and/or submitting invoices under their supplier or vendor payment system.

5.	Principal Investigator

University’s performance hereunder will be under the direction of Professors Phillip Christopher and Eric McFarland, who will serve as Principal Investigators (“Principal Investigator”). In the event that a Principal Investigator becomes unable or unwilling to continue work under this Agreement and an alternate Principal Investigator is not agreeable to Sponsor, Sponsor will have the option to terminate this Agreement in accordance with Article 16 hereof. Sponsor understands and agrees that Principal Investigator is the scientific contact for University but is not authorized to amend, modify or terminate the terms and conditions of this Agreement. Requests to amend, modify or terminate the terms of this Agreement must be directed to University’s Office of Technology & Industry Alliances and must comply with the notice requirements of this Agreement.

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6.	Rights in Data

Except as set forth in Article 8 (“Patents and Inventions”) and Section 12 (“Publication”), University will have the unrestricted right to publish, disclose, disseminate and use, in whole and in part, any data or information developed by University under this Agreement. Additionally, University will have the right to publish, disclose, disseminate and use, in whole or in part, any data or information received in the performance of this Agreement except as set forth in Article 11 (“Confidentiality”) hereof. Except as set forth in Article 8 (“Patents and Inventions”) and Article 9 (“Copyright”), Sponsor will have the right to publish and use any technical reports and information specified to be delivered hereunder. It is agreed, however, that under no circumstances will Sponsor state or imply in any publication, other published announcement, or otherwise, that University has tested, endorsed or approved any product, service or company. SPONSOR UNDERSTANDS AND AGREES THAT SUCH DATA IS PROVIDED “AS IS” AND THUS, SPONSOR USES SUCH DATA AT ITS OWN RISK. UNIVERSITY EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.	Equipment

In the event that University purchases or fabricates equipment hereunder, title to such equipment will vest in University.

8.	Patents and Inventions

8.1 Inventorship and ownership of patentable developments or discoveries first conceived and actually reduced to practice in the performance of this Agreement (“Subject Inventions”) will be determined in accordance with applicable U.S. Patent Law and University policy.

8.2 If a Subject Invention is jointly owned (“Joint Invention”), then Sponsor will have the option to take lead on patent prosecution and use its own choice of attorneys for patent protection activities. Within sixty (60) days after disclosure by University to Sponsor of a Joint Invention, Sponsor will prepare and file patent applications(s) disclosing and claiming Joint Inventions, and shall prosecute and maintain such joint patent rights in the US and other countries at Sponsor’s discretion and sole cost, either by Sponsor’s in-house counsel or by using a law firm mutually agreed upon by the Parties. Sponsor will ensure that “The Regents of the University of California” are co-assignees of any patents issued in any country disclosing and claiming patent rights to any Joint Inventions and University employees shall assign their rights to University.

Sponsor shall provide University with drafts of all relevant patent documents sufficiently in advance of any deadline to allow a meaningful opportunity to review and provide comments. Sponsor shall use reasonable efforts to amend any patent application to include claims or other modification reasonably requested by University. Neither party will assign its undivided interest in patent rights to Joint Inventions, or abandon prosecution of any patent application (except for purposes of filing continuing applications) or maintenance of any issued patent to Joint Inventions without prior written notice to the other party at least ninety (90) days in advance of the applicable deadline. University may assume, at its own cost, to continue prosecution or maintenance of any patent or patent application in the Joint Inventions, if Sponsor elects to abandon prosecution of such patent rights in Joint Invention(s).

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8.3 To the extent that University will have the legal right to do so, and provided Sponsor pays all costs as set forth in Article 3, Sponsor will have a time-limited first right to negotiate a license to the University’s interest in any Subject Invention.

8.4 University shall promptly disclose to Sponsor any Subject Inventions. Sponsor shall hold this disclosure on a confidential basis and will not disclose the information to any third party without the prior written consent of University. Sponsor will notify University in writing within thirty (30) days of notice of such disclosure to Sponsor whether or not it wishes to secure an option or license to University’s interest in the disclosed Subject Invention (“Election Period”). Sponsor will have ninety (90) days from the date of election to conclude such option or license agreement with University (“Negotiation Period”). Said option or license will contain reasonable terms, will require diligent performance by Sponsor for the timely commercial development and early marketing of all Subject Inventions subject to the license, and will include Sponsor’s obligation to reimburse University’s patent costs for all Subject Inventions subject to the option or license. University may file patent applications at its own discretion and expense or at the written request of the Sponsor at Sponsor’s expense. If such option or license negotiation is not concluded within the Negotiation Period or if Sponsor does not notify University of its wish to secure an option or license within the Election Period, neither party will have any further obligation to the other with respect to University’s interest in the Subject Invention and the rights to such Subject Invention will be disposed of in accordance with University’s policies.

8.5 Nothing contained in this Agreement shall be deemed to grant either directly or by implication, estoppel, or otherwise any rights under any patents, patent applications or other proprietary interests, whether dominant or subordinate, of any other invention, discovery or improvement of either party, other than the specific patent rights covering inventions arising under this Agreement.

9.	Copyright

Copyright in original works of authorship, including computer software, first created and fixed in a tangible medium of expression by University in the performance of this Agreement will vest in University. At Sponsor’s request and to the extent that University has the legal right to do so, University will grant to Sponsor a license to University’s interest in such works on reasonable terms and conditions, including reasonable royalties, as the parties mutually agree in a separate writing.

10.	Physical Research Samples

10.1 For the purposes of this Agreement, the party transferring the physical research samples referenced in Exhibit A shall be referred to as the “PROVIDER” and the party receiving the physical research samples shall be referred to as the “RECIPIENT.” The physical research samples will be referred to as the ‘MATERIAL.”

10.2 Each party’s MATERIAL that is shared under this Agreement is the property of the PROVIDER and is made available solely for the use by the RECIPIENT as prescribed in Exhibit A and for no other purposes whatsoever. No other rights or licenses express or implied, are granted by the transmission of the MATERIAL to RECIPIENT.

10.3 Any MATERIAL delivered pursuant to this Agreement is understood to be experimental in nature and may have hazardous properties. THE PROVIDER MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIAL WILL NOT INFRINGE ANY PROPRIETARY RIGHTS. Unless prohibited by law, RECIPIENT assumes all liability for claims for damages against it by third parties which may arise from the use, storage, or disposal of the MATERIAL except that, to the extent permitted by law, the PROVIDER shall be liable to the RECIPIENT when the damage is caused by the gross negligence or willful misconduct of the PROVIDER.

10.4 The RECIPIENT agrees to use the MATERIAL in compliance with all applicable statutes and regulations.

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11.	Confidentiality

During the course of this Agreement, Sponsor may provide University with certain proprietary business or technical information or materials (“Confidential Information”). Except as required by law, and as long as all written disclosures of Confidential Information are clearly marked “Confidential” and all oral disclosures of Confidential Information are both identified as confidential at the time of disclosure and are thereafter reduced to a writing that is clearly marked “Confidential” within fourteen (14) days of such oral disclosure, University will hold Confidential Information in confidence and agrees to prevent its disclosure to third parties using the same degree of care that the University uses with its own information of like kind. Confidential Information shall be provided only to University’s Principal Investigator and only on a “need to know” basis. This obligation shall continue in effect for three (3) years after expiration or termination of this Agreement.

Information and materials disclosed by Sponsor shall not be considered confidential which: (1) is now public knowledge or subsequently becomes such through no breach of this Agreement; (2) is rightfully in University’s possession prior to Sponsor’s disclosure as shown by written records; (3) is rightfully disclosed to University by a third party; or, (4) is independently developed by or for University without reliance upon confidential information received from Sponsor.

12.	Publication

University shall have the right, at its discretion, to make or permit to be made scholarly disclosures of the results of the project, including without limitation, publication in scholarly journals, presentations at academic and other conferences, disclosures to University and non-University scholars, and disclosures in grant and funding applications. University will furnish Sponsor with a copy or notice of any publication in any scholarly journal or conference presentation that includes a report of the results of the project at least thirty (30) days prior to submission for publication (“Review Period”). Upon written notification by Sponsor within the Review Period, University agrees to delete any of Sponsor’s Confidential Information that appears in the publication. If it is determined that a patent application should be filed, University will delay publishing such proposed publication for a maximum of an additional thirty (30) days in order to protect the potential patentability of any invention described therein.

University shall have final authority to determine the scope and content of any publications.

13.	Export Control

The parties acknowledge that, because University is an institution of higher education and has many foreign persons who are students, employees and visitors, University conducts its research activities as “fundamental research” under export control regulations (as set forth in ITAR 120.10(5) and 120.11, and EAR 15 C.F.R. 734.3(b)(3) and 734.7 through 734.11). Accordingly, the parties agree that Sponsor shall not provide University with any export-controlled proprietary data or technology.

14.	Governing Law

This Agreement will be governed by the laws of the State of California, United States of America, without regard to the conflict of laws provisions thereof.

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15.	Notice

Whenever any notice is to be given hereunder, it will be in writing and sent to the attention of the authorized representative for the receiving party indicated below (hereinafter “Authorized Representative”) by certified mail or overnight courier, at following address:

University:	University of California, Santa Barbara
Office of Technology & Industry Alliances
342 Lagoon Road, Mail Code 2055
Santa Barbara, California 93106-2055

Attn:	Kevin Stewart
Associate Director, Industry Contracts

Sponsor:	NewHydrogen, Inc.
27936 Lost Canyon Rd, Suite 202
Santa Clarita, CA 91387

Attn:	David Lee, President

16.	Termination

Either University or Sponsor may terminate this Agreement by giving sixty (60) days written notice to the other in accordance with Article 15 (“Notice”). Sponsor will pay University actual direct and indirect costs and noncancellable commitments incurred prior to the effective date of termination and fair close-out related costs. If the total of such costs is less than the total funds advanced, the balance will be returned to Sponsor. In all instances, the total cost to Sponsor in the event of termination shall not exceed the total estimated cost specified in Article 3.

17.	Publicity

Neither party will use the name, trade name, trademark or other designation of the other party in connection with any products, promotion, or advertising, without the prior written permission of the other party. However, nothing in this Article is intended to restrict either party from disclosing the existence of and nature of this Agreement (including the name of the other party) or from including the existence of and nature of this Agreement in the routine reporting of its activities.

University shall have the right to acknowledge Sponsor’s support of the investigations under this Agreement in scientific or academic publications and other scientific or academic publications, without Sponsor’s prior approval.

18.	Indemnification

Sponsor shall defend, indemnify, and hold University, its officers, employees, and agents harmless from and against any and all liability, loss, expense (including reasonable attorney’s fees), or claims for injury or damages arising out of its performance of this Agreement but only in proportion to and to the extent such liability, loss, expense, attorney’s fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of Sponsor, its officers, agents, or employees.

University shall defend, indemnify, and hold Sponsor, its officers, employees, and agents harmless from and against any and all liability, loss, expense (including reasonable attorney’s fees), or claims for injury or damages arising out of its performance of this Agreement but only in proportion to and to the extent such liability, loss, expense, attorney’s fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of University, its officers, agents, or employees.

This Article shall survive the termination or expiration of this Agreement.

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19.	Excusable Delays

University will be excused from performance hereunder if a delay is caused by inclement weather, fire, flood, strike, or other labor dispute, acts of God, acts of governmental officials or agencies, terrorism, or any other cause beyond the control of University. The excusable delay is allowed for the period of time affected by the delay. If a delay occurs, the parties will revise the performance period or other provisions hereunder as appropriate.

20.	Assignment

Neither party will assign its rights or duties under this Agreement to another without the prior express written consent of the other party; provided, however, that Sponsor may assign this Agreement to a successor in ownership of all or substantially all its business assets in the field to which this Agreement relates if such successor will expressly assume in writing the obligation to perform in accordance with the terms and conditions of this Agreement. Any other purported assignment will be void.

21.	Amendments

No agreements, modifications, or waivers to this Agreement shall be valid unless in writing and signed by the Authorized Representatives of the parties.

22.	Miscellaneous

22.1 Not a Partnership or Joint Venture. It is understood and agreed by the parties that the University is performing this contract as an independent contractor. The parties, by this Agreement, do not intend to create a partnership, principal/agent, master/servant, or joint venture relationship and nothing in this Agreement shall be construed as creating such a relationship between the parties.

22.2 Severability. If any term or provision of this Agreement shall be held to be invalid or illegal, such term or provision shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement.

22.3 Recitals & Headings. The recitals herein constitute an integral part of the Agreement reached and are to be considered as such. However, the captions and headings contained in this Agreement have been inserted for reference and convenience only and in no way define, limit, or describe the text of this Agreement or the intent of any provision.

22.4 No Waiver. The waiver by either party of a breach or default of any provision of this Agreement shall not constitute a waiver of any succeeding breach, nor shall any delay or omission on the part of either party to exercise any right that it has under this Agreement operate as a waiver of such right, unless the terms of this Agreement sets forth a specific time limit for the exercise thereof.

23.	Entire Agreement

This Agreement and its Exhibits A and B constitute the entire agreement and understanding between the parties and supersedes all previous agreements and understandings on the subject matter of this

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Agreement, if any. This Agreement may be executed in counterparts. Electronically scanned signatures shall have the same effect as original signatures

NEWHYDROGEN, INC.	THE REGENTS OF THE UNIVERSITY OF
CALIFORNIA

/s/ David Lee	/s/ Kevin S. Stewart
Signature	Signature

David Lee	Kevin S. Stewart
President	Associate Director, Industry Contracts

June 28, 2023	June 28, 2023

Date	Date

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EXHIBIT A

Statement of Work

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EXHIBIT B

Payment Schedule

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